Interactive Gaming and Communications Corp.

                           Supplement
                               to
                         Proxy Statement
              _____________________________________

                 Special Meeting of Stockholders
                  to be held on March 18, 1998
              _____________________________________

          This Supplement to Proxy Statement is being furnished to the stockholders of Interactive Gaming and Communications
Corp. (the "Company") in connection with the Special Meeting of the Shareholders of the Company to be held on Wednesday, March 18, 1998 (the "Special Meeting").

          This Supplement amends and supplements the Company's proxy statement dated February 14, 1998 (the "Proxy Statement"). It is being furnished by the Company in order to provide additional information not set forth in the Proxy Statement.
This Supplement uses the same definitions as the Proxy Statement.

        Reasons for the Sale - United States Gaming Laws

     The Proxy Statement identifies the material factors considered by the Board of Directors in reaching its conclusion that the sale of Sports International, Ltd. and Global Casinos, Ltd. is in the best interest of the Company and its shareholders. The first factor identified is that the Company has come under legal attack from governmental authorities which assert that the activities of the Company's Grenada subsidiaries may constitute gambling within the United States which is subject to regulation within the United States. Although the Company disputes those assertions, because the Company does not have the financial resources necessary to defend its position for an indefinite period of time, or to set the legal precedents necessary to preclude future legal attacks from other governmental authorities, the Board believes it is necessary and prudent to sell the Internet Gaming Business.

     In reaching that conclusion, the Board believes that the Sale will effectively remove the Company from actually conducting the Internet Gaming Business, since the Company will no longer have any involvement in promoting games, setting odds, taking wagers, making credit decisions about customers, collecting money, or making payouts. That conclusion is not altered by the fact that the Company will license its computer software to International Gaming for International Gaming's use and will be paid royalties by International Gaming based upon the gaming revenue associated with the operations involving the Company's computer software. The Company has consulted its gaming legal counsel and has been advised that the Sale and the subsequent license of computer software does not constitute the conduct of gambling operations by the Company. However, there can be no assurance that a governmental authority or foreign jurisdiction may not contend that the Company continues to be involved in the conduct of gambling operations on account of the structure of this transaction.